Information Statement

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(Amendment No.    )

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MedAmerica Properties Inc.

(Name of Registrant as Specified in its Charter)

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MedAmerica Properties Inc.

Boca Center, Tower 1, 5200 Town Center Circle, Suite 550

Boca Raton, Florida 33486

Information Statement

General Information

This information statement is being furnished to stockholders of MedAmerica Properties Inc. for informational purposes only pursuant to Section 228(e) of the General Corporation Law of the State of Delaware and Section 14(c) of the Securities Exchange Act of 1934 (Exchange Act), and related rules and regulations. Our board of directors and stockholders owning a majority of our outstanding shares of common stock have approved an amendment to our bylaws to remove a provision that prohibits MedAmerica from compensating our directors and ratified amounts previously paid to directors compensating them for their services to MedAmerica. We anticipate that the amendment will be effected on or about May     , 2019.

We encourage you to read this information statement carefully in its entirety, although no action is required by you because no meeting of our stockholders will be held or proxies or consents solicited from our stockholders, as the approval by written consent of stockholders owning a majority of our outstanding shares of common stock has already been obtained. Accordingly, your consent is not required and is not being solicited in connection with this action. We are not asking you for a proxy and you are requested not to send us a proxy.

April 12, 2019 is the record date for the determination of stockholders who are entitled to receive this information statement. There were 2,610,568 shares of our common stock issued and outstanding on the record date. We anticipate that this information statement will be mailed on or about April     , 2019 to all stockholders of record as of the record date. This information statement is also available on the web at https://medamericaproperties.com/investor-relations/.

Amendment to Our Bylaws

Our board of directors and stockholders owning a majority of our outstanding shares have approved an amendment to our amended and restated bylaws to remove a provision that prohibits MedAmerica from compensating our directors. Section 2.2 of our bylaws provides:

Compensation and Other Remuneration. Directors shall not be entitled to receive, directly or indirectly, any remuneration for services rendered to the Corporation in any capacity, including, without limitation, services as an officer of or consultant to the Corporation, legal, accounting or other professional services, or otherwise.

Our board believes this provision is highly unusual and not in the best interests of MedAmerica or its stockholders because the inability to compensate board members would make it more difficult to attract, retain and motivate directors with the experience, knowledge and skills necessary to successfully oversee and guide the company. In addition, the bylaw provision would prohibit MedAmerica from compensating any officer, including our chief executive officer, who sits on the board of directors. For these reasons, MedAmerica has not historically complied with this provision of the bylaws. For example, in 2017 we granted each of our directors an option to purchase 10,000 shares of our stock for $8.00 a share. And although we have never paid our directors in cash for their services to the company, we previously paid our chief executive officer, who is also a member of our board, a cash salary. Although we believe the compensation of our directors and CEO has been entirely reasonable, it is not in compliance with Section 2.2 of our bylaws. As a result, our board of directors and stockholders owning a majority of our outstanding shares approved an amendment to our bylaws removing Section 2.2 in its entirety and ratified amounts previously paid to directors compensating them for their services to MedAmerica. For more information about the compensation of our directors and officers, please see “Management Compensation” below.

Approval of the Amendment to Our Bylaws

On April 9, 2019, our board of directors, believing it to be in the best interests of MedAmerica and our stockholders, approved the proposed amendment to our bylaws and recommended adoption of the amendment and ratification of past board compensation to our stockholders. Delaware law permits the holders of a majority of our outstanding shares to approve the amendment and ratify the compensation by written consent without holding a meeting. To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendment and ratification of board compensation by written consent. Each share of our common stock is entitled to one vote and on April 12, 2019 there were 2,610,568 shares of common stock issued and outstanding. On that date, the holders of a total of 1,504,567 shares of common stock, which represents approximately 57.6% of the shares entitled to vote on the amendment to the bylaws and ratification of past board compensation, consented in writing without a meeting to the amendment and ratification. As a result, no further votes are required.

Timing of the Amendment to Our Bylaws

Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendment to our bylaws and ratification of past compensation may not be completed until twenty calendar days after the mailing of this information statement to our stockholders. We anticipate that the amendment and ratification will be effective immediately following the expiration of the twenty-day waiting period, on or about May     , 2019.

Management Compensation

The following table summarizes compensation paid by MedAmerica to the members of our board of directors during the last five years. We did not compensate our directors from 2010 to 2013, but issued stock options to members of our board in each of 2007 to 2010. This compensation was ratified by our stockholders in connection with the amendment to our bylaws.

Name and Title	Year	Cash (1)	Stock (2)	Options (3)	Total (3)
Gary O. Marino	2018	$-	$-	-	$-
Director and Chairman (4)	2017	-	-	10,000	-
	2016	-	10,000	-	10,000
	2015	-	50,400	-	50,400
	2014	-	-	-	-
Joseph C. Bencivenga	2018	43,750	-	-	43,750
Director and Chief Executive Officer (5)	2017	25,000	-	15,000	25,000
Vineet Bedi	2018	-	-	10,000	-
Director (6)
Donald S. Denbo	2018	-	-	-	-
Director (7)	2017	-	-	10,000	-
	2016	-	10,000	-	10,000
	2015	-	30,240	-	30,240
	2014	-	-	-	-
Paul S. Dennis	2018	-	-	-	-
Director (8)	2017	-	-	10,000	-
	2016	-	10,000	-	10,000
	2015	-	50,400	-	50,400
	2014	-	-	-	-
Bennett Marks	2018	-	-	-	-
Director (9)	2017	-	-	10,000	-
Mark L. Friedman	2017	-	-	-	-
Former Director (10)	2016	-	10,000	-	10,000
	2015	-	30,240	-	30,240
	2014	-	-	-	-
Donald D. Redfearn	2016	-	-	-	-
Former Director (11)	2015	-	-	-	-
	2014	-	-	-	-
Jon Ryan	2016	197,489	15,000	-	212,489
Former Director (12)	2015	206,180	-	-	206,180
	2014	167,522	-	-	167,522

(1)

The cash payments listed in this column represent payments made by MedAmerica to directors who also served as officers. We have not compensated our directors with cash for their services as members of the board.

(2)

On July 7, 2015, we issued a total of 89,600 shares of common stock to our directors. On August 8, 2016, we issued a total of 22,000 shares of common stock to our directors. The value of these shares was calculated under applicable Internal Revenue Service and accounting guidelines.

(3)

On August 23, 2017, we issued to our directors options to purchase a total of 55,000 shares of our common stock for $8.00 a share. On June 11, 2018, we issued an option to purchase 10,000 shares of our common stock for $6.00 a share to a director who joined our board in in 2018. The options granted in 2017 and 2018 were immediately exercisable and have a term of five years. We concluded that the related stock compensation expense for the options was not material. As a result, the amounts listed in this column represent the number of options granted and are not included in the total column.

(4)

Mr. Marino joined the board in January 2007 and has served as chairman of the board since January 2008. He served as our chief executive officer from November 2008 to October 2013. Mr. Marino has never received any compensation for serving as an executive officer of MedAmerica.

(5)

Mr. Bencivenga has served on our board and as president and chief executive officer since August 2017. The cash compensation paid to Mr. Bencivenga was for serving as an executive officer of MedAmerica.

(6)	Mr. Bedi joined the board in May 2018.
(7)	Mr. Denbo joined the board in October 2013.
(8)

Mr. Dennis joined the board in January 2007. He served as our interim chief financial officer from February 2007 to November 2008, as interim chief executive officer from April 2008 to November 2008, and as interim chief executive and financial officer from November 2016 to August 2017. Mr. Dennis has never received any compensation for serving as an executive officer of MedAmerica.

(9)

Mr. Marks joined the board in August 2017 and previously served on our board from November 2007 to October 2013. He served as our chief financial officer from November 2008 to May 2010. Mr. Marks never received any cash compensation for serving as chief financial officer, but was issued options to purchase common stock in 2008.

(10)	Mr. Friedman served on the board from October 2013 to March 2017.
(11)

Mr. Redfearn served on the board from January 2012 to June 2016. He served as our president from May 2011 to October 2013 and chief executive officer from October 2013 to December 2014. Mr. Redfearn never received any compensation for serving as an executive officer of MedAmerica.

(12)

Mr. Ryan served on the board from October 2013 to November 2016. He served as our chief financial officer from May 2011, and as chief financial officer from October 2013, to November 2016. The cash compensation paid to Mr. Ryan was for serving as an executive officer of MedAmerica.

Recent Management Compensation

The following information concerning the recent compensation of our chief executive officer and board members is summarized from our 2018 Annual Report on Form 10-K filed with SEC on April 11, 2018.

Compensation of Our Chief Executive Officer

The following table summarizes the compensation paid or accrued by us to our chief executive officer (principal executive officer) during 2018 and 2017.

Name and Principal Position	Year	Salary (1)	Total
Joseph C. Bencivenga	2018	$43,750	$43,750
Chief Executive Officer & President (2)	2017	25,000	25,000

(1)

Mr. Bencivenga was appointed president and chief executive officer on August 25, 2017. This column does not reflect amounts paid to his wife, Patricia Sheridan, who serves as our chief financial officer. She received total salaries of $60,000 in 2018 and $18,750 in 2017.

(2)

We stopped paying Mr. Bencivenga a salary after July 31, 2018. A related party reimbursed MedAmerica $39,375 related to Mr. Bencivenga’s compensation for services provided to the related party in 2018.

The following table summarizes information with respect to outstanding stock options held by our chief executive officer as of December 31, 2018. There were no other outstanding equity awards held by our chief executive officer as of December 31, 2018.

Name	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Joseph C. Bencivenga	15,000*	—	—	$8.00	8/23/2022

* This award is fully vested.

Compensation of Our Board

On June 11, 2018, we granted Vineet Bedi 10,000 vested five-year stock options exercisable at $6.00 per share for services in connection with the proposed Transaction (as defined below under “Potential Transaction That Would Cause a Change of Control of MedAmerica”). Mr. Bedi is charged with day-to-day supervision of the Transaction including communications with the investment bankers and the other party as well as with our counsel. None of our other directors were compensated for their service on the board of directors in 2018. Mr. Bencivenga’s compensation for serving as our chief executive officer is described above under “Executive Compensation.”

Name	Option Awards	Option Value*	Total
Gary O. Marino	—	—	—
Donald S. Denbo	—	—	—
Bennett Marks	—	—	—
Paul S. Dennis	—	—	—
Vineet Bedi*	10,000	—	—

*

This represents the fair value of the award as of the grant date in accordance with FASB ASC Topic 718. These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the director. Represents 10,000 fully vested stock options exercisable at $6.00 per share.

Security Ownership of

Management and Significant Stockholders

The following table lists the number of shares of our common stock beneficially owned as of April 12, 2019 by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) our executive officers, and (iv) all of our executive officers and directors of as a group. Unless otherwise specified in this table, the address for each person is: c/o MedAmerica Properties Inc., Tower 1, 5200 Town Center Circle, Suite 550, Boca Raton, Florida 33486.

Applicable percentages are based on 2,610,568 shares outstanding, adjusted as required by rules of the Securities Exchange Commission. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying options that are currently exercisable or exercisable within 60 days are treated as outstanding for computing the percentage of the person holding the option, but are not considered outstanding for computing the percentage of any other person. The table includes only vested options and/or options that have or will vest and become exercisable within 60 days. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.

Name and Address	Common Stock	Stock Options	Total Stock Owned	Percentage Ownership
Gary O. Marino (1)	555,601	10,000	565,601	21.7%
Paul S. Dennis (2)	148,402	10,000	158,402	6.1%
Donald S. Denbo(3)	36,684	10,000	46,684	1.8%
Joseph Bencivenga	—	15,000	15,000	0.6%
Patricia Sheridan	—	—	—	0.0%
Bennett Marks	27,373	10,000	37,373	1.4%
Vineet Bedi	—	10,000	10,000	0.4%
Robert Schellig	—	5,000	5,000	0.2%
Total Directors and Officers	768,060	70,000	838,060	32.1%
Sheltering Palms Foundation Inc. (4)	343,333	0	343,333	13.2%
2378 NW 60th Street Boca Raton, FL 33496
Richard Friedman	166,666	0	166,666	6.4%
730 Intracoastal Drive Ft. Lauderdale, FL 33304

(1)

32,584 shares are held individually by Mr. Marino (184 in a brokerage account). 91,348 shares are held by Banyan Rail Holdings, LLC. Mr. Marino is the president and a significant stockholder of Banyan Rail Holdings. 351,966 shares are held by Marino Family Holdings, LLC. Mr. Marino is the manager of Marino Family Holdings. 79,703 are held by the Marino Family Dynasty Trust.

(2)

32,000 shares are held individually by Mr. Dennis. 115,202 shares of common stock are owned by Paul S. Dennis, Trustee under the Paul S. Dennis Trust Agreement dated August 9, 1983, as modified. 1,200 shares are held in an IRA account.

(3)	20,800 shares are held individually. 15,884 shares are held by Coalbrookedale Partners of which Mr. Denbo is the president.
(4)	Includes 10,000 shares owned by the foundation’s chairman, Harvey Polly.

Other Matters

Cost of this Information Statement

The entire cost of furnishing this information statement will be borne by MedAmerica. We will request brokerage houses, nominees, custodians, fiduciaries and other similar parties to forward this information statement to the beneficial owners of our common stock held of record by them.

Interests of Certain Persons in Matters to be Acted Upon

The members of our board of directors all support and voted as board members in favor of the amendment to our bylaws to remove the provision that prohibits MedAmerica from compensating directors and to ratify amounts previously paid to directors compensating them for their services to MedAmerica. In addition, our board members beneficially own 838,060 shares of our outstanding stock that they voted to approve the amendment and to ratify past compensation. Because these matters relate to the compensation of directors by MedAmerica, our board members have a direct and substantial interest in the matters they voted on.

Appraisal Rights

Our stockholders do not have any appraisal rights in connection with the proposed amendment to our bylaws or ratification of past board compensation.

Potential Transaction that Would Cause a Change in Control of MedAmerica

MedAmerica is a real estate management company with limited operations. Although we were previously focused on seeking to acquire medical office buildings, none of our discussions concluded in an acquisition. In connection with our search, in late 2018 we were introduced to the sponsor of multiple shopping center properties located in the United States. Since then, we have been engaged in negotiations with the sponsor for a transaction which, if consummated, would result in us executing merger agreements and consummating a strategic transaction with MedAmerica becoming the owner of from 12 to 17 retail shopping centers, the sponsor of the properties appointing five of seven members of our board of directors, and the sponsor and its investors owning a majority of our common stock and becoming our principal shareholders (the Transaction). We initially expect to acquire 12 shopping centers for newly-issued shares of our common stock, at which time the owners of those centers will acquire approximately 89.1% of the stock of MedAmerica and our current stockholders will own the remaining 10.9%. We intend to subsequently acquire up to five additional shopping centers. Assuming we acquire all of the shopping centers, the owners of the shopping centers collectively will own approximately 92.8% of our common stock with our current stockholders owning approximately 7.2%.

We have not yet signed any binding agreements with respect to the Transaction and any binding agreements will be subject to a number of closing conditions, including our board of director’s receipt of a fairness opinion, approvals by the current owners of each property, lender approvals, and obtaining financing. Completion of the Transaction does not require the approval of our stockholders. There can be no assurance that the Transaction will be consummated. If we do not close the Transaction, our board of directors will have to reexamine its plans with regard to acquiring real estate properties. Our 2018 Annual Report on Form 10-K filed with the SEC on April 11, 2019 includes additional information regarding the Transaction and we encourage you to read it carefully.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, such as our annual report, and other information with the SEC relating to our business, financial statements and other matters. Our SEC filings are available on the SEC’s website at www.sec.gov. You may also read and copy any document that we file at the public reference facilities of the SEC in Washington, DC. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

By Order of the Board of Directors

Gary O. Marino

Chairman of the Board